PRESS RELEASE

                        BUCYRUS INTERNATIONAL, INC.
                              (NASDAQ:  BCYR)
                           FOR IMMEDIATE RELEASE


             BUCYRUS INTERNATIONAL TO BUY MARION POWER SHOVEL
                    FROM GLOBAL INDUSTRIAL TECHNOLOGIES



   South Milwaukee, Wisconsin, April 8, 1997... Bucyrus International, Inc. ("Bucyrus") and Global Industrial Technologies Inc. ("Global") today announced that they have entered into a letter of intent for Global to sell the assets of The Marion Power Shovel Company ("Marion") to Bucyrus. Global had previously announced that the sale of Marion would complete its exit from the mining equipment business. Subject to Board approval, both Bucyrus and Global expect to sign a definitive purchase and sale agreement by June 1, 1997. Closing would be subject to customary contingencies for this type of transaction.

   Bucyrus, with sales of $263.8 million in 1996, combined with Marion, with sales of $111.4 million in fiscal year 1996, will continue to provide new equipment and the related parts and service for the worldwide surface mining industry. The combined businesses will provide improved and cost effective parts and support services to its worldwide customer base.

   Bucyrus International, Inc. is a leading manufacturer of surface mining equipment.

   Global Industrial Technologies is a major manufacturer of technologically advanced industrial products that support high-growth markets worldwide.


Contact: Daniel J. Smoke, Vice President and Chief Financial Officer, 414-768-5371, or Craig R. Mackus, Secretary and Corporate Controller, 414-768-4267.